Exhibit 4.1

ASSIGNMENT AND NOVATION AGREEMENT

This ASSIGNMENT AND NOVATION (this “Assignment and Novation”) is made as of June 9, 2022, by and between Globis NV Merger 2 Corp., a Nevada corporation (the “Assignor”), and Forafric Global PLC, a Gibraltar public company limited by shares (the “Assignee”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement (as defined below).

RECITALS

A. The Assignor (as successor in interest to Globis Acquisition Corp., a Delaware corporation) and VStock Transfer, LLC are parties to that certain Warrant Agreement, dated December 10, 2020 (the “Warrant Agreement”).

B. The Warrant Agreement permits the assignment of the Warrant Agreement by the Assignor and the Assignor wishes to assign and transfer to the Assignee all of its rights, interests, and obligations under the Warrant Agreement and all of the Assignor’s rights, interests, and obligations under the warrants subject to the Warrant Agreement (“Transfer Warrants”).

AGREEMENT

The parties hereto hereby agree as follows:

1. Assignment. The Assignor hereby irrevocably assigns, transfers, and novates the Warrant Agreement and the Transfer Warrants (including the Assignor’s obligations and liabilities with respect to the Transfer Warrants) unto the Assignee.

2. Acceptance of Assignment. To the fullest extent permitted by applicable law, the Assignee hereby accepts the assignment of the Warrant Agreement and agrees, covenants and undertakes to perform its obligations under the Warrant Agreement and the Transfer Warrants and to be bound by and to adhere to the terms and provisions of the Warrant Agreement and Transfer Warrants as if the Assignee was a party to the Transfer Warrants in lieu of the Assignor.

3. Governing Law. THIS ASSIGNMENT AND NOVATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

4. Counterparts. This Assignment and Novation may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Assignment and Novation.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Assignment and Novation to be duly executed as of the date set forth above.

ASSIGNOR:	GLOBIS NV MERGER 2 CORP.

	By:	/s/ Paul Packer
	Name:	Paul Packer
	Title:	President

ASSIGNEE:	FORAFRIC GLOBAL PLC

	By:	/s/ Paul Packer
	Name:	Paul Packer
	Title:	President

[Signature Page to Warrant Assignment and Novation]